Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
OCTOBER 16, 2014

CHESAPEAKE ENERGY CORPORATION ANNOUNCES SALE OF SOUTHERN
MARCELLUS AND UTICA SHALE ASSETS FOR PROCEEDS OF $5.375 BILLION

OKLAHOMA CITY, OCTOBER 16, 2014 - Chesapeake Energy Corporation (NYSE:CHK) announced that it has executed a Purchase and Sale Agreement to sell assets in the Southern Marcellus Shale and a portion of the Eastern Utica Shale in West Virginia to Southwestern Energy Company (NYSE:SWN) (“Southwestern”) for aggregate proceeds of $5.375 billion. The transaction, which is subject to certain customary closing conditions, including the receipt of third-party consents, is expected to close in the fourth quarter of 2014.

Chesapeake has agreed to sell approximately 413,000 net acres and approximately 1,500 wells in Northern West Virginia and Southern Pennsylvania, of which 435 are in the Marcellus and Utica formations, along with related property, plant and equipment. Average net daily production from these properties was approximately 56,000 barrels of oil equivalent (boe) during the month of September, consisting of 184,000 Mcf of gas, 20,000 barrels of natural gas liquids and 5,000 barrels of condensate. As of December 31, 2013, net proved reserves associated with these properties were approximately 221 million barrels of oil equivalent (mmboe).

Doug Lawler, Chesapeake’s Chief Executive Officer, commented, “Today’s announcement marks a major step in Chesapeake’s transformation and a dramatic improvement in our financial strength as we seek to maximize value for our shareholders. Earlier this year, we committed to unlocking the significant value inherent in this asset, recognizing the disconnect of its perceived value within our portfolio. It’s important to note that this transaction has no impact on our expected growth profile or on our views around maintaining a disciplined capital program. We expect our full-year production guidance for 2015 to remain in the range of 7-10% growth from 2014 levels adjusted for asset sales. I am very proud of the efforts that our Southern Marcellus team and all of our employees have put into building and developing our assets and creating value for our company. We look forward to deploying the proceeds from this significant transaction in ways that will continue to drive even greater shareholder value.”

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA	Gordon Pennoyer	6100 North Western Avenue
(405) 935-8870	(405) 935-8878	P.O. Box 18496
ir@chk.com	media@chk.com	Oklahoma City, OK 73154

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 11th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing its large and geographically diverse resource base of unconventional natural gas and oil assets onshore in the U.S. The company also owns substantial marketing and compression businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases. This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact that give our current expectations or forecasts of future events. They include, but are not limited to, the effect of the sale on the Company’s efforts to: (i) improve its financial strength; (ii) transform and optimize its asset portfolio; (iii) maximize shareholder value; and (iv) maintain its growth in full-year production guidance and growth profile. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Factors that could cause actual results to differ materially from expected results include those described under “Risk Factors” in Item 1A of our 2013 Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission on February 27, 2014. These risk factors include: the volatility of natural gas, oil and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; declines in the prices of natural gas and oil potentially resulting in a write-down of our asset carrying values; the availability of capital on an economic basis, including through planned asset sales, to fund reserve replacement costs; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of natural gas, oil and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; hedging activities resulting in lower prices realized on natural gas, oil and NGL sales; the need to secure hedging liabilities and the inability of hedging counterparties to satisfy their obligations; drilling and operating risks, including potential environmental liabilities; legislative and regulatory changes adversely affecting our industry and our business, including initiatives related to hydraulic fracturing, air emissions and endangered species; a deterioration in general economic, business or industry conditions having a material adverse effect on our results of operations, liquidity and financial condition; oilfield services shortages, gathering system and transportation capacity constraints and various transportation interruptions that could adversely affect our revenues and cash flow; adverse developments and losses in connection with pending or future litigation and regulatory investigations; cyber-attacks adversely impacting our operations; and an interruption at our headquarters that adversely affects our business. In addition, this transaction is subject to closing conditions, including third-party consents, and may not be completed in the time frame anticipated or at all.

2